EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

    Interest Held            State of

         Subsidiary Name

    By Registrant         Incorporation

e-DMEC Corporation

100%              California

Jewel Products International, Inc.

100%              California

Grand Duplication Corporation

100%              California

Galaxy Net International, Inc.

100%

         Delaware